Exhibit 10.7

STOCK TRANSFER AGREEMENT

THIS STOCK TRANSFER AGREEMENT (the “Agreement”) is made and entered into as of April 8, 2013 by and between Mario Jakri Tolentino (the “Transferor”), Douglas Oliver (the “Transferee”) and Tungsten Corp., a Nevada corporation (the “Company”).

RECITALS

WHEREAS, the Transferor is the registered holder of 22,500,000 shares of common stock of the Company (“Common Stock”) represented by Certificates No. OTS 1;

WHEREAS, the Transferor and Transferee desire to specify the terms and conditions upon which the Transferor is willing to transfer Three Million (3,000,000) shares of Common Stock to the Transferee (the “Shares”) and the Company is willing to consent to such transfer;

NOW, THEREFORE, in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Transfer of Shares; Consideration.  The Transferor shall sell to the Transferee the Shares at a per share price of $0.001, representing an aggregate of three thousand Dollars ($3,000) (the “Purchase Price”).

2. Legends. The Transferee understands and acknowledges that the Shares are not registered under the Securities Act of 1933, as amended (the “Act”), and that under the Act and other applicable laws, the Transferee may be required to hold such Shares for an indefinite period of time.  Each stock certificate representing Shares shall bear the following legends:

“The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the “Act”) and are “restricted securities” as that term is defined in Rule 144 under the Act.  These shares may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the Company.”

3. Representations and Acknowledgments of the Transferee.  The Transferee hereby represents, warrants and acknowledges that:

3.1 Transfer of the Shares has not been registered or qualified under any federal or applicable state law regulating securities and therefore the Shares cannot and will not be sold unless they are subsequently registered or qualified under any such law or an exemption therefrom is available.

3.2 The Transferee acknowledges that the Transferee has not relied and will not rely upon the Transferor with respect to any tax consequences related to the ownership, purchase, or disposition of the Shares.  The Transferee assumes full responsibility for all such consequences and for the preparation and filing of all tax returns and elections which may or must be filed in connection with such Shares.

4. Entire Agreement.  This Agreement constitutes the entire agreement of the parties pertaining to the Shares and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties.

5. Further Assurances.  At any time and from time to time after the execution of this Agreement, upon reasonable request of the other, each party shall do, execute, acknowledge and deliver such further acts, assignments, transfers, conveyances and assurances as may be reasonably required for the more complete consummation of the transactions contemplated herein.

6. Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument, but only one of which need be produced.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed the Stock Transfer Agreement as of the date first above written.

Transferor: By:
Print Name: Mario Jakri Tolentino
Title:

Address:

Transferee: By:
Print Name: Douglas Oliver
Title: N/A

Address:

AGREED AND ACKNOWLEDGED: Company By:
Print Name: Douglas Oliver
Title: President

Address:

[Signature Page to Stock Transfer Agreement]